Exhibit 23.6

CONSENT OF QUALIFIED PERSON

I, Mr. Donald Doe, am the qualified person responsible for authoring for technical report summaries relating to:

(i)	Newmont Corporation’s (“Newmont”) Peñasquito, Cadia, Lihir operations, each with an effective date of December 31, 2023, previously filed with the Securities and Exchange Commission (the “SEC”) as exhibits 96.1, 96.6 and 96.7, respectively, to Newmont’s Form 10-K for the year ended December 31, 2023,

(ii)	Newmont’s Pueblo Viejo operation, with an effective date of December 31, 2022, previously filed with the SEC as exhibit 96.5 to Newmont’s Form 10-K for the year ended December 31, 2022, and

(iii)	Newmont’s Boddington, Ahafo, Nevada Gold Mines operations, each with an effective date of December 31, 2021, previously filed with the SEC as exhibits 96.2, 96.3 and 96.4, respectively, to Newmont’s Form 10-K for the year ended December 31, 2021 (collectively, the “Technical Report Summaries”).

In connection with Newmont’s Registration Statement on Form S-4 (the “Registration Statement”), I hereby consent to:

•	the incorporation by reference and use of the Technical Report Summaries;

•	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission); and

•	the use of information derived, summarized, quoted or referenced from the Technical Report Summaries, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, in the Registration Statement or documents incorporated by reference in the Registration Statement.

Dated July 26, 2024

/s/ Donald Doe
Name:	Donald Doe, RM SME
Title:	Group Executive, Reserves Newmont Corporation